Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2026 Third Quarter Results

Third Quarter Net Sales Increased 8.0% to a Record $281.8 Million

Elgin, IL, April 29, 2026 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2026 third quarter ended March 26, 2026.

Third Quarter Summary

•
Net sales increased $20.9 million, or 8.0%, to $281.8 million
•
Sales volume remained essentially flat, declining slightly to 84.4 million pounds
•
Gross profit decreased 3.8% to $53.8 million
•
Diluted EPS decreased 16.9% to $1.43 per share

CEO Commentary

“We delivered another strong quarter with solid top line growth, supported by our continued focus on driving volume across all three sales channels. Total volume held steady with the prior year’s comparable quarter, and the sequential quarter improvement is an early indication that our volume growth initiatives are beginning to gain traction. In particular, we are encouraged by the improved performance in our commercial ingredients and contract manufacturing channels in the quarter. Our diversified multi-channel sales model, serving at-home consumer demand, away from home food service customers, and strategic contract manufacturing partnerships, continues to be a key competitive advantage, positioning us to capture growth opportunities wherever they emerge in the marketplace. This strategic channel mix enables us to navigate shifting consumption patterns and perform across varied end markets. Our teams are actively identifying additional opportunities to drive future volume growth, leveraging our new and existing manufacturing capabilities and supporting the onboarding of a new strategic customer in the contract manufacturing channel. We are encouraged by the progress we are making and remain confident in the opportunities ahead,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

Third Quarter Results

Net Sales

Net sales for the third quarter of fiscal 2026 increased $20.9 million, or 8.0%, to $281.8 million. This increase was driven by an 8.3% increase in the weighted average selling price per pound. Sales volume (pounds sold to customers) remained essentially flat; in particular, sales volume declined for substantially all major product types in the third quarter but increased for walnuts, pecans and mixed nuts. The increase in the weighted average selling price primarily reflected pricing actions taken in response to higher commodity acquisition costs for all major tree nuts and peanuts as well as a shift in product mix toward higher priced items in the current quarter.

Sales Volume

Consumer Distribution Channel -4.5%

The sales volume decrease was primarily driven by a 5.3% decline in private brand sales, reflecting lower volume in private label bars while nuts and trail mix sales volume remained relatively flat. Bar sales were impacted by continued category softness at a mass merchandise retailer, consistent with the trends seen in our most recent second quarter. Our strategic decision to reduce sales to a grocery store retailer also contributed to the overall decline in bar volume. Sales of nuts and trail mix were negatively impacted by elevated retail prices, reduced promotional activity and discontinuation of underperforming items. These impacts were largely offset by new private branded walnut distribution at an existing grocery retailer and increased sales resulting from promotional pricing on walnuts and peanuts at an online retailer. In addition, branded sales benefited from limited opportunistic orders for Orchard Valley Harvest to a customer in the non-food sector.

Commercial Ingredients Distribution Channel +14.3%

This sales volume increase was mainly driven by higher food service sales volume at existing customers and sales to two new customers. In addition, increased sales of peanut crushing stock contributed to the overall growth in the quarterly comparison.

Contract Manufacturing Distribution Channel +16.5%

This sales volume increase was driven by increased snack nut sales to a significant new customer as we continue onboarding this customer that we added in the second quarter of the prior year. This increase was partially offset by decreased granola sales volume.

Gross Profit

Gross profit decreased by $2.1 million to $53.8 million and gross margin declined to 19.1% from 21.4%. This decrease was primarily due to significantly lower inventory valuation adjustments compared to the prior year quarter, partially offset by higher net sales.

Operating Expenses, net

Total operating expenses increased $2.3 million in the quarterly comparison primarily due to higher incentive compensation expenses. This increase was partially offset by lower compensation costs, lower rent expenses and a gain on the sale of non-core equipment. Total operating expenses as a percentage of net sales remained unchanged at 10.6%.

Inventory

The value of total inventories on hand at the end of the current third quarter decreased $5.2 million, or 2.0%. The decrease was primarily due to lower commodity acquisition costs for walnuts and peanuts, as well as lower on-hand quantities of pecans, walnuts and almonds. These reductions were partially offset by the impact of higher pecan acquisition costs and increased on-hand quantities of peanuts. The weighted average cost per pound of raw nut and dried fruit input stock on hand increased 10.5% year over year mainly due to the reasons noted above.

Nine Month Results

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Net sales increased 6.8% to $895.2 million. The increase in net sales was primarily attributable to a 11.0% increase in weighted average selling price per pound, which was partially offset by a 3.7% decrease in sales volume.
•
Sales volume decreased 3.7%, primarily due to lower sales volume in the consumer channel, which was partially offset by sales volume increase in the commercial ingredients channel.
•
Gross profit margin increased from 18.5% to 18.7% of net sales. This increase was mainly attributable to aligning our pricing more closely with commodity acquisition costs, the absence of a one-time pricing concession recognized in the prior period and the factors noted above.
•
Operating expenses remained essentially flat at $90.3 million.
•
Diluted EPS increased 17.6%, or $0.68 per diluted share, to $4.55.

In closing, Mr. Sanfilippo commented, “We remain attentive to category trends and continue to monitor consumer sentiment, which is showing early signs of stabilizing. At the same time, we recognize that rising global tensions in certain key regions and the resulting impact on energy prices and supply chain dynamics are contributing to ongoing uncertainty. As a result, we are maintaining a nimble mindset as we move forward. I want to thank all of our employees for their continued dedication as we stay focused on executing our strategy and driving sustainable long‑term value for our shareholders.”

Conference Call

The Company will host an investor conference call and webcast on Thursday, April 30, 2026, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To register for the call, please click on the Participant Registration by register using this link: https://register-conf.media-server.com/register/BIfa80603ce45d4f61b4c7eb9610d20e9b. After registering, an email will be sent, including dial-in details and a unique access code required to join the live call. Please ensure you have registered at least 15 minutes prior to the conference call time. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products and snack bars, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ® and Southern Style Nuts ® brand names and under a variety of private brands.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut and bars categories generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients due to global conflict, tariffs and other import restrictions and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages or other disruptions in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control, including the impact of tariff refunds with respect to us and our customers; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities, our inability to meet or fulfill customer orders on a timely basis, if at all, or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; and (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Thirty-Nine Weeks Ended
	March 26, 2026	March 27, 2025	March 26, 2026	March 27, 2025
Net sales	$281,779	$260,907	$895,239	$838,170
Cost of sales	228,008	205,014	728,205	683,482
Gross profit	53,771	55,893	167,034	154,688
Operating expenses:
Selling expenses	19,262	18,630	58,285	61,089
Administrative expenses	10,724	9,066	31,972	29,026
Total operating expenses	29,986	27,696	90,257	90,115
Income from operations	23,785	28,197	76,777	64,573
Other expense:
Interest expense	523	1,055	2,010	2,343
Rental and miscellaneous expense, net	576	638	1,726	1,396
Pension expense (excluding service costs)	389	362	1,167	1,084
Total other expense, net	1,488	2,055	4,903	4,823
Income before income taxes	22,297	26,142	71,874	59,750
Income tax expense	5,449	5,989	18,343	14,343
Net income	$16,848	$20,153	$53,531	$45,407
Basic earnings per common share	$1.44	$1.73	$4.58	$3.90
Diluted earnings per common share	$1.43	$1.72	$4.55	$3.87
Weighted average shares outstanding
— Basic	11,716,987	11,669,939	11,692,775	11,650,378
— Diluted	11,798,355	11,735,709	11,761,660	11,721,054

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 26, 2026	June 26, 2025	March 27, 2025
ASSETS
CURRENT ASSETS:
Cash	$1,291	$585	$1,295
Accounts receivable, net	85,239	76,656	74,538
Inventories	252,620	254,600	257,798
Prepaid expenses and other current assets	12,989	14,583	15,565
	352,139	346,424	349,196

PROPERTIES, NET:	241,334	178,219	174,383

OTHER LONG-TERM ASSETS:
Intangibles, net	15,348	16,178	16,490
Deferred income taxes	—	5,782	3,605
Operating lease right-of-use assets	25,768	27,824	28,871
Equipment deposits	6,200	12,438	10,019
Other assets	9,880	10,738	7,412
	57,196	72,960	66,397
TOTAL ASSETS	$650,669	$597,603	$589,976

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$31,152	$57,584	$89,602
Current maturities of long-term debt	3,827	941	790
Accounts payable	73,092	60,479	51,966
Bank overdraft	726	294	942
Accrued expenses	44,374	36,748	30,691
	153,171	156,046	173,991

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	40,672	14,564	5,765
Retirement plan	29,200	27,921	27,082
Long-term operating lease liabilities	21,933	24,224	25,304
Deferred income taxes	3,638	—	—
Other	14,406	14,151	11,221
	109,849	80,860	69,372

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26	26
Common Stock	92	92	92
Capital in excess of par value	142,342	139,724	138,687
Retained earnings	245,829	221,495	207,968
Accumulated other comprehensive income	564	564	1,044
Treasury stock	(1,204)	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	387,649	360,697	346,613
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$650,669	$597,603	$589,976